Exhibit 99.1
EZCORP ANNOUNCES ACQUISITION OF PAWN STORES IN FLORIDA
AUSTIN, Texas (June 8, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has completed the acquisition of eight pawn stores located in Central and South Florida. The stores, which have been operated under various brand names, were purchased for cash from Legacy Equity Fund, Inc. The company currently expects to operate the stores under the “Value Pawn” brand.
“The acquisition of these stores strengthens our position as the largest pawn store operator in Florida,” said Eric Fosse, President of the company’s Pawn Americas division. “Florida is our second-largest state in terms of pawn presence, and the addition of these eight stores gives us a total of 85 pawn locations in Florida. We believe that our size and scale will enable us to grow these stores by providing additional services to existing customers and by attracting and retaining new customers. This acquisition also allows us to further leverage our current multi-unit management infrastructure.”
“Five of the new stores are located in and around St. Petersburg, which is an underpenetrated area for us,” continued Mr. Fosse. “The remaining three stores are located in the Miami area, and enhance our presence in South Florida.”
Paul Rothamel, the company’s President and Chief Operating Officer, stated: “We are always looking for attractive growth opportunities, including pawn acquisitions that offer us strategic advantages. Our focus is to enter new geographic areas, and to solidify and expand our presence in underserved areas. We believe that this will continue to be an important component of our ongoing initiative to grow our worldwide business.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells second-hand merchandise, primarily collateral forfeited from its pawn lending operations.
At March 31, 2010, EZCORP operated 450 pawn stores in the U.S. and Mexico and 482 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 120 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
For additional information, contact Investor Relations at (512) 314-2220.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected performance in future periods, including the anticipated impact of the newly acquired stores. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.